EXHIBIT 10.1

                           Factory Card Holdings, Inc.
                        774 Mays Boulevard, Suite 10-450
                            Incline Village, NV 89451


                                February 2, 2001


William E. Freeman
Chief Executive Officer
Factory Card Outlet Corp.
2727 Diehl Road
Naperville, IL 60563

Scott L. Hazen, Esq.
Otterbourg, Steindler, Houston & Rosen, PC
230 Park Avenue, 30th Floor
New York, NY 10169

Re:        Factory Card Outlet Corp.
           -------------------------


REVISED TERM SHEET

Gentlemen:

                     This letter sets forth the summary of the revised principal economic and legal terms upon which Factory Card Holdings, Inc. ("Purchaser") would acquire Factory Card Outlet Corp. ("FCOC") and its wholly-owned subsidiary, Factory Card Outlet of America, Ltd. ("FCOA"), (collectively "FCO"). Except as noted below, any obligations hereunder will only be binding upon execution of the Definitive Agreement (the "Definitive Agreement") as defined herein. The principal terms are as follows:


      1. STRUCTURE. FCO is currently a debtor-in-possession in Case No. 98-00685 (the "Case") pending in the United States Bankruptcy Court for the District of Delaware (the "Court"). As described herein, and assuming that there is a substantive consolidation of FCOC and FCOA for acquisition purposes (the "Substantive Consolidation"), Purchaser proposes to acquire all of the stock of FCOC for aggregate consideration (the "Consideration") that includes repayment of FCO's debtor-in-possession financing, payment of administrative and priority creditors in the Case, payment of $1,000,000 at closing to unsecured creditors; a five (5) year note in the principal amount of $5,000,000 with interest accruing at the per annum rate of 10% to unsecured creditors; and participation by the unsecured creditors in the event of a sale or initial public offering in an amount equal to 8% of the net proceeds to the company up to $5,000,000 following completion of the transaction as described herein (the


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            "Transaction"). In the event a Substantive Consolidation shall not occur, then Purchaser proposes to acquire solely all of the stock of FCOA on the same terms and conditions as is applicable to the proposed acquisition of the stock of FCOC (also the "Transaction" hereunder). It is understood that the Transaction shall take place through the funding of a plan of reorganization which shall provide, inter alia, for the cancellation of all of the existing stock of FCOC, or FCOA, as the case may be and for the issuance of new stock of FCOC, or FCOA, as the case may be (the "Plan").

      2.    CONSIDERATION/PLAN FUNDING. The Consideration shall be as follows:

            (a)   At Closing (as defined herein), Purchaser will pay FCO:

                  (i) up to $5,000,000 for allowed administrative and priority claims, cure amounts, taxes, officer retention bonuses and any officer emergence bonuses, but excluding professional fees and any fee payable to Avalon;

                  (ii) up to $1,700,000 for court approved professional fees which either remain unpaid and outstanding at the Closing on the Closing Date, excluding any amount that may be payable to Avalon, or which have accrued but have not yet been approved by the court on the Closing Date;

                  (iii) the balance then outstanding of the debtor-in-possession financing;

                  (iv) $1,000,000 to be distributed to holders of allowed unsecured claims.

            (b) In addition, Purchaser will issue to creditors holding allowed unsecured claims a five (5) year debenture in the principal amount of $5,000,000, with interest accruing at the per annum rate of 10.0%, amortizing as follows: annual $1,000,000 combined principal and interest payment in each of years one through four, and the principal balance plus accrued interest thereon paid in the fifth year (the "Note"). The first payment on the Note will be made on the first anniversary of the Closing. The principal $5,000,000 of the Note will be reduced by (x) allowed administrative and priority claims (excluding any payment to Avalon) in excess of $5,000,000 (which reduction shall be used by Purchaser to cause payment of such excess); and (y) any professional fees in excess of $1,700,000 (excluding any payment to Avalon) which remain unpaid and outstanding at the Closing on the Closing Date whether or not such fees have been approved by the court on the Closing Date (which reduction shall be used by Purchaser to cause payment of such excess as and when allowed). Any reduction of the principal amount of the Note as a result of priority claims in excess of $5,000,000 or professional fees in excess of $1,700,000 will be applied against the fifth and final payment on the Note.

            (c) Further, during the eighty four (84) months following Closing of the Transaction, in the event Purchaser (i) sells all or substantially all of its assets or capital stock to a third party; or (ii) completes an initial public offering, then holders of allowed unsecured claims will receive eight percent (8%) of either (x) in the event of an asset or stock sale, the total consideration received by Purchaser (total consideration would include cash, notes, or stock on a pro rata basis and not include any assumption of debt or other liabilities) or
                  (y) in the event of an initial public offering, the proceeds


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                  to Purchaser net of customary broker commissions, legal fees and filing fees, but in either event not more than $5,000,000.

            (d) It is Purchaser's intention to cause all post petition liabilities incurred in the ordinary course of business, including non-officer employee retention bonuses, to be paid in accordance with their normal payment terms (other than those obligations separately provided for in subparagraphs
                  (a)(i) and (ii) above.

      3. APPROVAL OF THIS TERM SHEET. This term sheet ("Term Sheet") will expire at 6:00 p.m. Eastern Standard Time on February 2, 2001 unless executed on or before said date. No later than thirty (30) days from the date this Term Sheet is executed by the parties, the parties shall execute the Definitive Agreement as described herein binding the parties subject only to the approval of the Bankruptcy Court. No later than five (5) days following execution of the Definitive Agreement FCO shall file a motion with the Court seeking approval of the bid protections provided to Purchaser pursuant to paragraphs 7 and 8 of this Term Sheet. No later than fifteen (15) days following execution of the Definitive Agreement, the parties shall file the Plan and all disclosure materials (the "Disclosure Statement") with the Court. The Statutory Committee of Unsecured Creditors (the "Committee") shall support the Definitive Agreement, the Plan and Disclosure Statement.

      4. EXECUTORY CONTRACTS. No later than the date upon which the Court shall approve FCO's Disclosure Statement, but subject to the right of Purchaser to make modifications based upon events occurring between the date of such approval and the date of confirmation of the Plan, Purchaser may deliver to FCO a list of executory contracts and unexpired leases that Purchaser desires FCO to assume pursuant to Section 365 of the Bankruptcy Code (the "Assumed Leases and Contracts"). FCO shall assume such Assumed Leases and Contracts as of the Closing Date and the cure amounts for such Assumed Leases and Contracts shall be paid from the $5,000,000 provided for in Paragraph 2(a)(i) above. FCO shall reject the remaining executory contracts and unexpired leases so that, at the Closing on the Closing Date, FCO shall have no further obligation or responsibility thereunder, except for the satisfaction of claims arising from such rejection as provided for in the Definitive Agreement and the Plan.

      5. CLOSING. The consummation of the Transaction contemplated hereby (the "Closing") is expected to occur within ten (10) business days after obtaining necessary consents and approvals set forth herein and in the Definitive Agreement (the "Closing Date").

      6. DUE DILIGENCE. Purchaser shall complete its due diligence investigation of FCO no later than ten (10) business days following execution of this Term Sheet. In connection therewith, FCO will make available to Purchaser all information relating to FCO's business, including FCO's assets and the nature of claims against FCO, and FCO will provide reasonable access to the suppliers, management and facilities of FCO, so that Purchaser can conduct a business and legal due diligence investigation as to all matters pertaining to FCO's business, assets and liabilities. All information provided shall be subject to the terms of the confidentiality agreement executed between Purchaser and FCO. If Purchaser decides not to proceed with the Transaction as a result of its due diligence, it shall have the right to terminate this Term Sheet with no further obligation; provided, however, that Purchaser must exercise such


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            right to terminate the Term Sheet within ten (10) business days following execution hereof by all parties.

      7. BREAK UP FEE AND EXPENSE REIMBURSEMENT. FCO and the Committee understand and agree that Purchaser has incurred, and will continue to incur, significant expenses in completing its due diligence and finalizing the Transaction and that Purchaser would not make this offer unless it was able to receive the Break Up Fee and the Expense Reimbursement Amount (both described below) in the event the Transaction was not completed as described below or FCO completed a transaction with a third party. FCO and the Committee also acknowledge that Purchaser has provided a substantial benefit to FCO's estate. The Break Up Fee and Expense Reimbursement Amount will be in effect only after Court approval thereof is obtained and the Definitive Agreement has been executed by the parties and only in the event that the Transaction was not completed as described below or FCO completed a transaction with a third party. In such event FCO
            (a) shall pay to Purchaser the actual reasonable documented fees, costs and expenses that Purchaser incurs in connection with the Transaction, including, without limitation, legal fees and accounting fees, as well as all out-of-pocket expenses incurred by Purchaser (collectively the "Expense Reimbursement Amount") in an amount not to exceed $400,000 and (b) pay Purchaser a break up fee of $600,000 (the "Break Up Fee"); except that the Expense Reimbursement Amount and the Break Up Fee shall not be payable in the event Purchaser terminates this Term Sheet or subsequent agreement for any reason. The Break Up Fee and Expense Reimbursement Amount shall be allowed administrative claims pursuant to Section 507(a)(1) of the Bankruptcy Code and shall be payable to Purchaser within ten (10) business days after either (i) the closing of the sale of stock or assets to a third party; or (ii) upon the effective date of a plan of reorganization in connection with a third party transaction; or (iii) within sixty (60) days after the date upon which FCO shall file a plan of reorganization which is a self-funded or stand alone plan or stock or asset purchase.

      8. DEFINITIVE AGREEMENT. Following execution of this Term Sheet, FCO and Purchaser shall proceed in good faith to negotiate a definitive agreement setting forth the terms and condition of the Transaction (the Definitive Agreement). FCO and Purchaser agree to complete the Definitive Agreement no later than thirty (30) days following execution of this Term Sheet. The Definitive Agreement must be negotiated to the mutual satisfaction of Purchaser and FCO, shall constitute a contractually binding obligation of Purchaser, and will provide customary representations, warranties and covenants by FCO, including, without limitation, specific representations and warranties as to the condition of FCO's assets, pending claims or litigation, compliance with law, ERISA matters, real estate matters and post petition amounts owing by FCO, and specific covenants with respect to the operations of FCO's business in the ordinary course consistent with past practices prior to Closing. The obligation of Purchaser and FCO to close the Transaction shall be subject to the further conditions set forth below. FCO agrees that following execution of the Definitive Agreement, Purchaser shall have a right of first refusal to match any and all competing proposals to complete the Transaction.

      9. CONDITIONS PRECEDENT TO CLOSING. In addition to such terms and conditions as are customary and as may be set forth in the Definitive Agreement, the Definitive Agreement shall provide that Purchaser's obligation to complete the Transaction shall be subject to all of the following conditions and that FCO's obligation to


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            complete the Transaction shall be subject to the conditions set forth in subparagraphs (a) and (d) below.

            (a) The parties shall have filed, if required by law, all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the waiting period provided for thereunder shall have expired or been terminated without order by the Federal Trade Commission or Justice Department and without a second request having been issued with respect thereto;

            (b) At the Closing, except as consented to in writing by Purchaser, all assets of FCO shall be free and clear of any and all liens, encumbrances and rights of third parties;

            (c) There shall be no material adverse change in FCO's business between the date of the Definitive Agreement and the Closing;

            (d) The Court shall have entered an order or orders in form and substance reasonably satisfactory to Purchaser and FCO (i) approving the Definitive Agreement; (ii) authorizing the Transaction; and (iii) confirming the Plan; and

            (e) Purchaser shall have completed, to its satisfaction, (i) the designation of the Assumed Leases and Contracts, (ii) negotiations with respect to any store leases which Purchaser intends FCO to modify (which leases shall be set forth in a schedule to the Definitive Agreement), and FCO shall have completed (x) the assumption of the Assumed Leases and Contracts, and (y) the rejection of all executory contracts and store leases that Purchaser elects FCO to reject.

      10. MANAGEMENT CONTRACTS AND STOCK OWNERSHIP. Subject to reaching final agreement with such parties, Purchaser intends to retain FCO's current management to manage the business after the Closing Date pursuant to certain employment contracts. In addition, Purchaser intends to make available to management fifteen percent (15%) of the stock of the reorganized FCO. In addition, Purchaser intends to establish a management incentive stock option plan representing an additional ten percent (10%) of the reorganized FCO, such incentive stock option plan to be administered by Purchaser's board of directors.

      11. EQUITY AND BORROWING AVAILABILITY. It is presently anticipated that, upon consummation of the Transaction, Purchaser shall infuse enough new equity or subordinated debt (or combination thereof) to ensure a minimum of $5,000,000 of borrowing availability under the reorganized FCO's financing arrangements. Purchaser presently intends to capitalize FCO with equity in the minimum aggregate amount of $6,000,000, plus an additional subordinated loan in the range of $4,000,000 to $7,000,000 (depending upon Purchaser's due diligence and the Closing Date), pursuant to which no payment of principal will be made within the first thirty six (36) months after the Closing Date. It is understood that the amount and composition of the capitalization referred to herein shall be subject to increase or decrease on the basis of Purchaser's due diligence investigation and changes in the financial condition of FCO thereafter.

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      12.   CONDUCT PRIOR TO AGREEMENT. Pending negotiation and execution of the
            Definitive Agreement, FCO agrees (a) to continue to conduct the business in the ordinary and usual course, (b) give Purchaser notice of any application to sell or lease assets or to obtain financing, or (c) not transfer any assets (including contracts or contract rights) out of the ordinary course of business.

      13. REPORTING. The parties agree that during the term of the Note, Purchaser will provide to the Committee reports pertaining to the financial condition of Purchaser. The type, frequency, distribution, confidentiality and other matters pertaining to such reporting will be mutually acceptable to the parties and detailed in the Definitive Agreement.

      14. GOVERNING LAW. The terms of this letter of intent that are binding obligations shall be governed by and the rights of the parties hereunder shall be construed under the laws of the State of New York, without regard to principles of conflicts of law.

      15. COUNTERPARTS. This letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. Facsimile signatures are acceptable.

      16. ENTIRE AGREEMENT; NO AMENDMENT. This letter shall constitute the entire agreement between the parties and shall supercede all other written or oral communications, drafts and representations between the parties hereto with respect to the subject matter hereof. This letter may not be modified or amended except by an instrument in writing signed by the parties hereto.

      17. NOTICE. All notices required or permitted under this letter shall be in writing and must be served personally, by telecopy (provided a copy thereof is promptly mailed in the manner hereinafter provided) or by prepaid registered or certified mail, return receipt requested, or by recognized overnight courier to the other party addressed as follows or to such other address as shall have been designated in writing by the other party:

                 To FCO:                2727 Diehl Road
                                        Naperville, IL 60163-2371
                                        Attention: William Freeman
                                        Fax: (630) 579-2501

                 with a copy to:        Weil, Gotshal & Manges, LLP
                                        767 Fifth Avenue
                                        New York, NY 10153
                                        Attention: Richard P. Krasnow, Esq.
                                        Phone: (212) 310-8493
                                        Fax: (212) 310-8007

                 To Purchaser:          John E. Cathcart and Scott Miller
                                        774 Mays Blvd., Suite 10-450
                                        Incline Village, NV 89451
                                        Fax: (775) 201-0204


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                 With a copy to:        Keith J. Shapiro, Esq.
                                        Greenberg Traurig, LLP
                                        227 W. Monroe Street
                                        Suite 3500
                                        Chicago, IL 60606
                                        Phone: (312) 456-8405
                                        Fax: (312) 456-8435

                     Copies of any notices given to FCO or Purchaser shall be delivered contemporaneously to Scott L. Hazen, Esq., Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, 30th Floor, New York, NY 10169, phone number (212) 661-9100, facsimile number (212) 682-6104.

      18. LEGAL OBLIGATIONS. This Term Sheet represents present, general, non-binding intentions of the parties and, except for paragraphs 3, 6, 8, and 12 through 17, does not purport to be and does not constitute a binding agreement among the Purchaser, the Committee and FCO, and except as set forth in paragraphs 3 and 8 and as provided below, no party will have any legal obligation to any other hereunder to enter into an agreement on the foregoing terms or otherwise until and unless the Definitive Agreement is executed by the parties subject to the conditions expressed herein. This letter does not contain all of the matters upon which an agreement must be reached in order for the Transaction contemplated hereby to occur. Except as set forth in paragraphs 3, 6, and 8, nothing in the Term Sheet shall impose any obligation upon either party, including without limitation, to bargain in any way other than at arms' length. Except as is expressly provided for herein, the parties do not intent to be bound by any agreement until they agree to and sign the Definitive Agreement and no party may reasonably rely on any promises inconsistent with this paragraph.

      19. NO LIABILITY TO SKM OR FCOAC. Notwithstanding anything in this Term Sheet to the contrary or that might suggest anything to the contrary, Purchaser does not believe that FCO has any liability to Saunders, Karp & Megrue ("SKM") or FCO Acquisition Corp. ("FCOAC") with respect to their respective break up fees and expense reimbursement.

      If the foregoing correctly sets forth our agreement, please evidence your approval by signing a copy of this Term Sheet and returning it to the undersigned. We look forward to completing the Transaction outlined herein.

      Very truly yours,

      Factory Card Holdings, Inc. a Nevada corporation

      By: /s/ John E. Cathcart
          ---------------------
          Authorized Officer



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           The foregoing terms and conditions are
           accepted and agreed to this 2nd day of
           February, 2001.


           FACTORY CARD OUTLET CORP.

           By: /s/ William E. Freeman
               -------------------------------------
                     William E. Freeman



           FACTORY CARD OUTLET OF AMERICA, LTD.

           By: /s/ William E. Freeman
               -------------------------------------
                     William E. Freeman


           THE STATUTORY COMMITTEE OF UNSECURED
           CREDITORS OF FACTORY CARD OUTLET CORP.
           AND FACTORY CARD OUTLET OF AMERICA, LTD.

           By: /s/ Douglas E. Alderman
               -------------------------------------
                     Authorized Representative






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